FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-02

THIS FREE WRITING PROSPECTUS, DATED OCTOBER 23, 2014, MAY BE AMENDED OR COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-195164) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND
COLLATERAL TERM SHEET, EACH DATED OCTOBER 20, 2014

$937,972,000
(Approximate)

WFRBS Commercial Mortgage Trust 2014-C24
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
as Depositor

Wells Fargo Bank, National Association
Rialto Mortgage Finance, LLC
Liberty Island Group I LLC
The Royal Bank of Scotland
C-III Commercial Mortgage LLC
Basis Real Estate Capital II, LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2014-C24

October 23, 2014

WELLS FARGO SECURITIES	RBS

Co-Lead Manager and Co-Bookrunner	Co-Lead Manager and Co-Bookrunner

Deutsche Bank Securities
Co-Manager

$937,972,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C24
Commercial Mortgage Pass-Through Certificates, Series 2014-C24

IMPORTANT NOTICE REGARDING THE CERTIFICATES

THE CERTIFICATES REFERRED TO IN THESE MATERIALS ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL PROSPECTUS SUPPLEMENT) AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.  PROSPECTIVE INVESTORS SHOULD UNDERSTAND THAT, WHEN CONSIDERING THE PURCHASE OF THESE SECURITIES, A CONTRACT OF SALE WILL COME INTO BEING NO SOONER THAN THE DATE ON WHICH THE RELEVANT CLASS OF CERTIFICATES HAS BEEN PRICED AND THE UNDERWRITERS HAVE CONFIRMED THE ALLOCATION OF CERTIFICATES TO BE MADE TO INVESTORS; ANY “INDICATIONS OF INTEREST” EXPRESSED BY ANY PROSPECTIVE INVESTOR, AND ANY “SOFT CIRCLES” GENERATED BY THE UNDERWRITERS, WILL NOT CREATE BINDING CONTRACTUAL OBLIGATIONS FOR SUCH PROSPECTIVE INVESTORS, ON THE ONE HAND, OR THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE OTHER HAND.

AS A RESULT OF THE FOREGOING, A PROSPECTIVE INVESTOR MAY COMMIT TO PURCHASE CERTIFICATES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND EACH PROSPECTIVE INVESTOR IS ADVISED THAT ALL OR A PORTION OF THE CERTIFICATES REFERRED TO IN THESE MATERIALS MAY BE ISSUED WITHOUT ALL OR CERTAIN OF THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS. THE UNDERWRITERS’ OBLIGATION TO SELL CERTIFICATES TO ANY PROSPECTIVE INVESTOR IS CONDITIONED ON THE CERTIFICATES AND THE TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF THE UNDERWRITERS DETERMINE THAT A CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, SUCH PROSPECTIVE INVESTOR WILL BE NOTIFIED, AND NEITHER THE DEPOSITOR NOR THE UNDERWRITERS WILL HAVE ANY OBLIGATION TO SUCH PROSPECTIVE INVESTOR TO DELIVER ANY PORTION OF THE CERTIFICATES WHICH SUCH PROSPECTIVE INVESTOR HAS COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN THE UNDERWRITERS, THE DEPOSITOR OR ANY OF THEIR RESPECTIVE AGENTS OR AFFILIATES, ON THE ONE HAND, AND SUCH PROSPECTIVE INVESTOR, ON THE OTHER HAND, AS A CONSEQUENCE OF THE NON-DELIVERY.

EACH PROSPECTIVE INVESTOR HAS REQUESTED THAT THE UNDERWRITERS PROVIDE TO SUCH PROSPECTIVE INVESTOR INFORMATION IN CONNECTION WITH SUCH PROSPECTIVE INVESTOR’S CONSIDERATION OF THE PURCHASE OF THE CERTIFICATES DESCRIBED IN THESE MATERIALS.  THESE MATERIALS ARE BEING PROVIDED TO EACH PROSPECTIVE INVESTOR FOR INFORMATIVE PURPOSES ONLY IN RESPONSE TO SUCH PROSPECTIVE INVESTOR’S SPECIFIC REQUEST.  THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS.  THE UNDERWRITERS AND/OR THEIR AFFILIATES OR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY SECURITY OR CONTRACT DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED HEREIN SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND WILL BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of NYSE, FINRA, NFA and SIPC, Wells Fargo Institutional Securities, LLC, a member of FINRA and SIPC, Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC carries and provides clearing services for Wells Fargo Institutional Securities, LLC customer accounts. Wells Fargo Securities, LLC, Wells Fargo Institutional Securities, LLC, and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

RBS is a trade name for the investment banking business of RBSSI.  Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by RBSSI and their securities affiliates.  Lending, derivatives and other commercial banking activities are performed by The Royal Bank of Scotland plc and their banking affiliates.  RBSSI is a member of SIPC, FINRA and the NYSE.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

i

$937,972,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C24
Commercial Mortgage Pass-Through Certificates, Series 2014-C24

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of any email communication to which this Supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

ii

$937,972,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C24
Commercial Mortgage Pass-Through Certificates, Series 2014-C24

The Free Writing Prospectus dated October 20, 2014 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated October 20, 2014 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated October 23, 2014 (this “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

1.           Non-offered Class E, F and G Certificates; Notional Amounts of Class X-C, X-D and X-E Certificates.

The principal balance of the Class E Certificates, which were not offered pursuant to the Free Writing Prospectus, has been revised from $21,750,000 to $25,829,000.  The principal balance of the Class F Certificates, which were not offered pursuant to the Free Writing Prospectus, has been revised from $12,235,000 to $10,875,000.  The principal balance of the Class G Certificates, which were not offered pursuant to the Free Writing Prospectus, has been revised from $43,500,577 to $40,781,577.

The Class X-C Certificates, which have a notional amount equal to the principal balance of the Class E Certificates outstanding from time to time, will have an initial notional amount of $25,829,000. The Class X-D Certificates, which have a notional amount equal to the principal balance of the Class F Certificates outstanding from time to time, will have an initial notional amount of $10,875,000. The Class X-E Certificates, which have a notional amount equal to the principal balance of the Class G Certificates outstanding from time to time, will have an initial notional amount of $40,781,577.

2.           Revised Issue Characteristics.

Class	Approx. Initial Principal Balance or Notional Amount(1)	Approx. % of Aggregate Cut-off Date Balance	Approx. Initial Credit Support	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Weighted Average Life (Years)(2)	Expected Principal Window(2)	Expected Ratings (Fitch/KBRA/Moody’s)(3)
Non-Offered Pooled Certificates
X-C	$25,829,000	NAP	NAP	%	Variable(4)	NAP	NAP	BB-sf/BB-(sf)/NR
X-D	$10,875,000	NAP	NAP	%	Variable(5)	NAP	NAP	B-sf/B-(sf)/NR
X-E	$40,781,577	NAP	NAP	%	Variable(6)	NAP	NAP	NR/NR/NR
E	$25,829,000	2.375%	4.750%	%	(7)	9.99	11/24 – 11/24	BB-sf/BB-(sf)/NR
F	$10,875,000	1.000%	3.750%	%	(7)	9.99	11/24 – 11/24	B-sf/B-(sf)/NR
G	$40,781,577	3.750%	0.000%	%	(7)	9.99	11/24 – 11/24	NR/NR/NR

Notes:	(1)
The principal balances and notional amounts set forth in the table are approximate.  The actual initial principal balances and initial notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in the Free Writing Prospectus.

(2)	Calculated based on a 0% CPR and the structuring assumptions described in Annex B to the Free Writing Prospectus.

(3)
The expected ratings presented are those of Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc., which the depositor hired to rate the rated offered certificates.  One or more other nationally recognized statistical rating organizations that were not hired by the depositor may use information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise, to rate or provide market reports and/or published commentary related to the offered certificates.  We cannot assure you as to what ratings a non-hired nationally recognized statistical rating organization would assign or that its reports will not express differing, possibly negative, views of the mortgage loans and/or the offered certificates.  To the extent described in the Free Writing Prospectus, the ratings of each class of offered certificates address the likelihood of the timely distribution of interest and, the ultimate distribution of principal due on those classes on or before the Rated Final Distribution Date.  Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc. and Moody’s Investors Service, Inc. have informed us that the “sf” designation in their ratings represents an identifier for structured finance product ratings.  For additional information about this identifier, prospective investors can go to the related rating agency’s website.  The depositor and the underwriters have not verified, do not adopt and do not accept responsibility for any statements made by the rating agencies on their internet websites.  Credit ratings referenced throughout this document are forward-looking opinions about credit risk and express a rating agency’s

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$937,972,000 (Approximate)
WFRBS Commercial Mortgage Trust 2014-C24
Commercial Mortgage Pass-Through Certificates, Series 2014-C24

opinion about the willingness and ability of an issuer of securities to meet its financial obligations in full and on time.  Ratings are not indications of investment merit and are not buy, sell or hold recommendations, a measure of asset value or an indication of the suitability of an investment.  See “Risk Factors—Risks Related to the Offered Certificates—Ratings of the Certificates Have Substantial Limitations” and “Ratings” in the Free Writing Prospectus and “Ratings” in the accompanying prospectus.

(4)
The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class E certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(5)
The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)
The pass-through rate for the Class X-E certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(7)
The pass-through rates for the Class E, F and G certificates, in each case, will be one of the following: (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.